Exhibit 99.1

Orient Paper, Inc. Announces Strong Fiscal Year 2008 Results
-- Fiscal Year Revenue Grows 64% to $65.2 million
-- Fiscal Year Net Income Climbs 116% to $8.8 million

Friday March 27, 2009, 4:12 pm EDT

BAODING CITY, China, March 27 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (OTC Bulletin Board: OPAI - News), a growing paper manufacturing and distribution company in China, today announced its strong financial results for the fourth quarter and fiscal year ended December 31, 2008.

    Full Year 2008 Highlights
    -- Net Revenue reached $65.2 million, up 64.2% compared to the fiscal year 2007
    -- Gross profit totaled $12.6 million, up 90.1% compared to the fiscal year 2007
    -- Net income was $8.8 million, up 116% compared to the fiscal year 2007
    -- EPS Doubled to $0.20 per diluted share for the fiscal year 2008

"In spite of difficult global economic and market conditions, we are pleased to announce significant growth in both net revenue and net income for fiscal year 2008. We are excited to have achieved our 2008 financial projections, which we had previously made," said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. "We attribute this strong performance to a number of factors, including a successful market strategy, the continuation of a stable and strong seller's market in the domestic paper industry, and higher production capacity associated with strengthened internal control and advanced production technology. In addition, our new product, High-strength Corrugated Paper, which began production in the third quarter of fiscal year 2008, contributed to the increase in our sales and profits.

"Our main target market for our products has been in China's northern region. This has been our focus not only because the region provides growing demand for our products in the urban centers of Beijing and Tianjin, but because we also enjoy a price advantage in the region over competitors from other locales in China. We are approximately 75 miles (120 kilometers) from Beijing, the cultural center of China and our largest target market. Tianjin, another large urban center, is also approximately 75 miles from our facilities." Mr. Liu concluded, "We continue to see the benefits of our regional advantage, and believe that Orient Paper, Inc. is well-positioned to capture additional market share in 2009. To further enhance our position in the increasingly competitive paper industry, we will continue pursuing initiatives to enhance our product quality, brand recognition and our sales and distribution channels."

Fiscal Year 2008 Financial Results

Net Revenue for fiscal year 2008 reached $65.2 million compared to $39.7 million for the fiscal year 2007, an increase of 64.2%. The increase was attributable to higher production capacity as a result of strengthened internal control and advancements in production technology, the continuation of a strong domestic market demand for our products, and the success of our targeted marketing of mid- to high-end paper customers in the Northern China region. Further, the Chinese currency (Renminbi Yuan) has been appreciating against the U.S. dollar, leading to an increase in net revenue as reported in U.S. dollars.

Cost of Sales for fiscal year 2008 was $52.6 million compared to $33.1 million for the same period in 2007, an increase of 59.1%. This increase is due primarily to the increase of net revenue, with the increase in cost of net revenue was roughly in line with the increase in net revenue.

Selling, General and Administrative Expenses for fiscal year 2008 was $0.33 million compared to $0.14 million for the same period in 2007, an increase of 129.1%. This increase was due primarily to increased business travel and research expenses required to expand our production capacity and market position as well as a general salary increment made to employees.

Income from Operations for fiscal year 2008 was $12.2 million compared to $6.5 million for the same period in 2007, an increase of 89.2%. The increase was primarily a result of higher net revenue generated and the relatively lower cost of net revenue and the increase on production capacity and sales growth.

Gross Profit for fiscal year 2008 totaled $12.6 million compared to $6.6 million for fiscal year 2007, an increase of 90.1%. The increase in gross profit was mainly due to our efforts to implement stringent cost controls and price reductions in raw material costs. Furthermore, the increase in our net revenue was greater than the increase in related costs of net revenue, resulting in an overall increase in gross profit.

Net Income was $8.8 million or 13.5% of revenue for fiscal year 2008, compared to $4.1 million or 10.2% of revenue for fiscal year 2007, an increase of 116%. This increase is primarily attributable to the cumulative effect of the reasons discussed above.

2009 Financial Outlook

Despite the recent global economic slowdown, we continue to experience strong demand for its products especially for cultural paper. We expect total sales for 2009 to increase approximately 30% compared to 2008. These projections do not take into account any impact related to future financings or acquisitions. We believe we can continue to grow and improve our company's operating results. We believe that accelerated growth could be achieved by strengthening our operational foundation through efforts focused on issues such as internal cost control, improved logistics coordination, advanced technology import, new product development and an increase in the overall managerial efficiency of the Company. We will continue to monitor customer demand carefully and take decisive action to preserve and strengthen our core-competence to achieve our objectives for long-term growth in earnings and stockholder value.

About Orient Paper

Orient Paper engages mainly in the production and distribution of products such as printing paper, uncoated and coated paper, corrugated paper, plastic paper, graphic design paper, and other paper and packaging-related products. For more information, please visit http://www.orientalpapercorporation.com/ ..

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, Orient Paper's ability to raise additional capital to finance its activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of Orient Paper; the ability of Orient Paper to operate as a public company; the period of time for which its current liquidity will enable Orient Paper to fund its operations; Orient Paper's ability to protect its proprietary information; general economic and business conditions; the volatility of Orient Paper's operating results and financial condition; Orient Paper's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in Orient Paper's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. Orient Paper undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although Orient Paper believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

    For further information, please contact:

    Orient Paper, Inc.
    Sally Yang
    Tel:   +86-312-869-8215
    Email: info@orientalpapercorporation.com